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                                                                   Exhibit 10.23





                                CREDIT AGREEMENT

                                     BETWEEN

                                  SUNTRUST BANK

                                       AND

                           NOVEN PHARMACEUTICALS, INC.

                                DECEMBER 5, 2000


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                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 5, 2000

         This CREDIT AGREEMENT is made and entered into as of the date set forth above by and between NOVEN PHARMACEUTICALS, INC., a Delaware corporation authorized to transact business in Florida ("Borrower"), and SUNTRUST BANK ("Bank"). For good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Bank hereby agree as follows:

ss.1. TERMINOLOGY AND INTERPRETATION.

         ss.1.1 DEFINITIONS OF CAPITALIZED TERMS. When used herein, each capitalized term listed below shall have the meaning indicated below:

         "Account" shall mean any account (as that term is defined in the Uniform Commercial Code as in effect, from time to time, in the State of Florida) and any trade acceptance, note, letter of credit or other instrument customarily delivered in payment for a sale of goods or rendering of services by Borrower.

         "Acquisition" shall mean the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person.

         "Advance" shall mean an advance made by Bank to Borrower pursuant to this Agreement.

         "Affiliate" shall mean any Person (i) which, directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, Borrower; or (ii) which beneficially owns or holds 10 percent or more of the aggregate voting rights for all classes of outstanding Voting Stock (or in the case of a Person which is not a corporation, 10 percent or more of the aggregate voting rights of such Person) of Borrower; or 10 percent or more of any class of the outstanding Voting Stock (or in the case of a Person which is not a corporation, 10 percent or more of the aggregate voting rights of such Person) of which is beneficially owned or held by Borrower (as used in the foregoing definition, the term "control" means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Stock, by contract or otherwise).

         "Agreement" shall mean this Credit Agreement, as amended from time to time.


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         "Agreement Date" shall mean the date as of which this Agreement is dated.

         "Agreement Termination Date" shall mean the date on which the Commitment Termination Date shall have occurred and Borrower shall have fully, finally and irrevocably paid and satisfied all Obligations.

         "Applicable Law" shall mean (a) all applicable common law and principles of equity and (b) all applicable provisions of all (i) constitutions, statutes, rules, regulations and orders of Governmental Authorities, (ii) Governmental Approvals and (iii) orders, decisions, judgments and decrees of all courts and arbitrators.

         "Authorized Representative" shall mean any of the President, Chief Executive Officer, Chief Financial Officer or Executive Director - Finance of Borrower or, with respect to financial matters, the Chief Financial Officer or Executive Director - Finance of Borrower, or any other Person expressly designated by the Board of Directors of Borrower (or the appropriate committee thereof) as an Authorized Representative, as set forth from time to time in a certificate in a form prescribed by Bank.

         "Borrowing Account" shall mean a demand deposit account established by Borrower with Bank (or any substitute account established by Borrower with Bank).

         "Borrowing Base Certificate" shall mean a certificate of an Authorized Representative in a form prescribed by Bank.

         "Borrowing Notice" shall mean a notice delivered by an Authorized Representative in connection with an Advance in a form prescribed by Bank.

         "Business Day" shall mean a day (other than a Saturday) on which most banks are open for general commercial business in Miami, Florida ("day", as used herein, means a calendar day).

         "Capital Securities" shall mean, with respect to any Person, any shares of capital stock of such Person or any security convertible into, or any option, warrant or other right to acquire, any shares of capital stock of such Person.

         "Change of Control" shall mean any "person" or "group" (each as used in ss.ss.13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than Steven Sablotsky (and/or any trusts or other entities owned or controlled by him or them) either (i) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Borrower (or securities convertible into or exchangeable for such Voting Stock) representing more than 50 percent of the combined voting power of all Voting Stock of Borrower or (ii) otherwise attains the ability, through an express contractual arrangement, to elect a majority of the board of directors of Borrower.



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         "Change of Management" shall mean Robert Strauss' ceasing to be a senior, active manager of Borrower.

         "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

         "Collateral" shall have the meaning given that term in the Security Agreement.

         "Commitment Termination Date" shall mean April 30, 2002.

         "Consequential Loss" shall mean, with respect to any prepayment of all or part of an Advance, any loss or expense actually incurred by Bank (by reason of liquidation or reemployment of deposits or other funds acquired by Bank to make, continue or maintain all or any part of the principal amount prepaid) as a result of such prepayment.

         "Consistent Basis" shall mean, in reference to GAAP, that the accounting principles observed in such period are comparable in all material respects to those applied in the preparation of the audited financial statements of Borrower referred to in ss.7.2(a).

         "Contract" shall mean an indenture, agreement (other than this Agreement and any other Credit Document), other contractual restriction, lease, instrument (other than the Note), certificate of incorporation or charter, or bylaw.

         "Copyright" shall mean any of the following: any copyright or general intangible of like nature (whether registered or unregistered), any registration or recording thereof, and any application in connection therewith, including any registration, recording and application in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof.

         "Copyright License" shall mean all rights under any written agreement granting any right to use any Copyright or Copyright registration.

         "Credit Documents" shall mean this Agreement, the Note, the Security Agreement, any other documents delivered by Borrower to Bank in connection with this Agreement, all as amended from time to time.

         "Debt" shall mean any of the following: (i) indebtedness or liability for borrowed money, (ii) obligations evidenced by bonds, notes, or other similar instruments, (iii) obligations for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of Borrower's business), (iv) obligations as lessee under capital leases, (v) current liabilities in respect of unfunded vested benefits



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under plans covered by the Employee Retirement Income Security Act of 1974, as
amended, (vi) obligations under letters of credit or acceptance facilities,
(vii) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, or otherwise to assure creditors against loss, and
(viii) obligations secured by any mortgage, lien, pledge or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed.

         "Default" shall mean any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived (or, in the case of a judgment, action or proceeding, dismissed), become an Event of Default.

         "Default Rate" shall mean a floating per annum rate equal to 2.00 percent above the rate then applicable to Advances hereunder.

         "Deferred Revenue" shall mean, as of any date, the aggregate portions of lump sum payments which Borrower shall have theretofore received in connection with licensing transactions but which, pursuant to GAAP or requirements of the Securities and Exchange Commission, it shall not have theretofore recognized as current income.

         "Dollars" and "$" shall mean lawful money of the United States of America.

         "Eligible Account" shall mean, at any particular time, any Account which is then owed to Borrower based on Borrower's sale in the ordinary course of its business of goods that have theretofore been shipped or delivered by it to the applicable account debtor, which is evidenced by an invoice or other similar written billing, which is a valid, legally enforceable obligation of the account debtor thereunder, which represents an arms-length, bona fide transaction completed in accordance with the terms and provisions contained in any documents related thereto, and in which Bank has a valid, perfected, first-priority security interest securing the Obligations, excluding (a) any Account that is then outstanding 90 days or more from its invoice date or that is owed by an account debtor which has filed or had filed against it a bankruptcy petition, (b) any Account that is owed by an account debtor who is an employee or Affiliate (other than the Novogyne Joint Venture) of Borrower, (c) any Account that is subject to asserted setoff, credit (other than customary discount for prompt payment and other than amounts then owed by Borrower to the obligors of those Accounts) or dispute, (d) any Account that is owed by a governmental entity (unless Bank is reasonably satisfied that all steps have been taken under the Federal Assignment of Claims Act or other Applicable Law to ensure that, after an Event of Default and notification by Bank to such account debtor, such account debtor will be obligated to make payments on such Account directly to Bank) or by a Person residing or headquartered outside the United States (other than Novartis or Aventis, S.A. or any of their respective successors or Affiliates or such other Persons as Bank may approve in writing from time to time), (e) any Account that is evidenced by a trade



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acceptance, note or other instrument unless such instrument is then in Bank's possession and endorsed in blank or to Bank, and (f) any Account that Bank determines in its reasonable discretion to be uncollectible, difficult to collect or otherwise unsatisfactory for any reason (which determination shall be conclusive and binding on Borrower). Bank may determine on a daily basis whether a particular Account is an Eligible Account based on the foregoing criteria, and if an Account ceases to meet any of such criteria, it shall immediately cease to be an Eligible Account for so long as such criteria are not met.

         "Eligible Accounts Amount" shall mean, at any particular time, (a) the total amount then owed to Borrower with respect to Eligible Accounts less (b) the total amount then owed by Borrower to the obligors of those Eligible Accounts.

         "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of Borrower or any of its ERISA Affiliates or is assumed by Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of Borrower or any current or former ERISA Affiliate.

         "Environmental Law" shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters, conditions, protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA Affiliate", shall mean, with respect to Borrower, any Person or trade or business which is a member of a group which is under common control with Borrower, and which, together with Borrower, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

         "Event of Default" shall have the meaning given it in ss.8.1.

         "Facility Limit" shall mean, at any particular time, the lesser of (a) $10,000,000 and (b) the then Eligible Accounts Amount.

         "Fiscal Year" shall mean the twelve-month fiscal period of Borrower commencing on January 1 of each calendar year and ending on December 31 of such calendar year.



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         "GAAP" shall mean accounting principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect in the United States from time to time.

         "Governmental Approval" shall mean an authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority, including, without limitation, any such approval required under ERISA or by the PBGC.

         "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, a state thereof, or a foreign entity or government.

         "Hazardous Material" shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead) the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

         "Information" shall mean written data, services, reports, statements (including, but not limited to, financial statements delivered pursuant to or referred to in ss.ss.7.1(a) and 7.1(b)), opinions of counsel, documents and other written information, whether, in the case of any such in writing, it was prepared by Borrower or any other Person on behalf of Borrower and delivered by Borrower to Bank.

         "Intangible Assets" shall mean those assets of Borrower which are: (1) deferred assets, other than prepaid insurance, (2) Intellectual Property and other similar assets which would be classified as intangible assets on a balance sheet of Borrower prepared in accordance with GAAP (but excluding Borrower's investment in the Novogyne Joint Venture and assets of the type comprising the category "Deposits and Other Assets" on Borrower's Form 10-Q dated March 31,
2000), (3) unamortized debt, discount and expense, and (4) assets located outside of the United States.

         "Intellectual Property" shall mean all licenses, Patents, Copyrights, Trademarks, trade names and customer lists in which Borrower has any interest and all technology, know-how and processes relating to any inventory of Borrower.

         "Interest Period" shall mean successive one-month periods each beginning on the first Business Day of a month (or, in the case of the initial Interest Period, the day on which



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the initial Advance is made) and each ending when the next one begins (or, in the case of the final Interest Period, on the Commitment Termination Date).

         "Leverage Ratio" shall mean, as of any date, the ratio of (i) Total Liabilities as of that date to (ii) Tangible Net Worth as of that date.

         "LIBOR Rate" shall mean, with respect to any Interest Period, the per annum London interbank offered rate (rounded upwards to the nearest 1/100 of 1.00 percent if not already a whole multiple of that fraction) for 30-day or one-month Dollar deposits on the first day of such Interest Period (or, if such first day is not a Business Day, the immediately preceding Business Day) as determined by Bank based on quotations appearing in or on Telerate Page 3750, the Reuters Screen LIBOR or LIBO Page, THE WALL STREET JOURNAL's "Money Rates" section or another recognized source.

         "Lien" shall mean any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any properties or assets (other than licenses granted by Borrower in the ordinary course of its business).

         "Material Adverse Effect" shall mean any material and adverse effect (whether occasioned by one or a number of concurrent events) upon (a) Borrower's assets, business operations, properties or condition, financial or otherwise, or
(b) the ability of Borrower to make payment as and when due of all or any part of the Obligations.

         "Net Income" shall mean, with respect to any quarter of any Fiscal Year, the net income (loss) of Borrower for such quarter, reflected in the "Net Income" section of the consolidated statement of operations of Borrower determined in accordance with GAAP.

         "Net Revenue" shall mean, with respect to any quarter of any Fiscal Year, the amount that is reflected in the "Total Revenue" section of the consolidated statement of operations of Borrower and that is properly recognized as revenue in such quarter in accordance with GAAP.

         "Note" shall mean the Revolving Promissory Note, of even date herewith, made by Borrower to Bank's order in the principal amount of $10,000,000, and any modification, renewal or consolidation thereof or substitute therefor.

         "Novogyne Joint Venture" shall mean Vivelle Ventures, LLC, a Delaware limited liability company established pursuant to the Formation Agreement, dated as of May 1, 1998, by and between Borrower and Novartis Pharmaceuticals Corporation.

         "Novogyne Joint Venture Agreement" shall mean the Operating Agreement of Vivelle Ventures, LLC, dated as of May 1, 1998, between Borrower and Novartis Pharmaceuticals Corporation.



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         "Obligations" shall mean all indebtedness, liabilities, obligations and duties of Borrower to Bank arising under or in connection with this Agreement, the Note or any other Credit Documents, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all actual damages which Borrower may owe to Bank by reason of any breach by Borrower of any Representation and Warranty, covenant, agreement or other provision of this Agreement or any of the other Credit Documents.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Patent" shall mean any of the following: (a) patents and letters patent of the United States or any other country, and all registrations and recordings thereof and applications therefor, including registrations, recordings and applications in the United States Patent and Trademark Office or an any similar office or agency of the United States, any state or territory thereof, or any other country, and (b) all reissues, continuations or extensions of any of the foregoing.

         "Patent License" shall mean all rights under any written agreement granting any right with respect to any invention on which a Patent is in existence.

         "Pension Plan" shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV or ERISA or Section 412 of the Code and which (i) is maintained for employees of Borrower or any of its ERISA Affiliates or is assumed by Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of Borrower or any current or former ERISA Affiliate.

         "Permitted Liens" shall have the meaning given that term in ss.5.5.

         "Person" shall mean an individual, corporation, partnership, limited liability company, trust or unincorporated organization or a government or any agency or political subdivision thereof.

         "Prime Rate" shall mean Bank's Prime Rate as quoted or otherwise established by Bank from time to time (or, if Bank ceases to quote or otherwise establish a Prime Rate, a comparable index selected by Bank) (the Prime Rate is purely a discretionary benchmark and is not necessarily the lowest or most favorable rate at which Bank extends credit to its customers).

         "Prohibited Transaction" shall mean a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA.




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         "Rate Hedging Obligations" shall mean any and all obligations and liabilities of Borrower to Bank, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including but not limited to Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time, and any regulation successor thereto.

         "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, and any regulation successor thereto.

         "Representation and Warranty" shall mean each representation and warranty made by Borrower pursuant to or under (a) ss.4 or any other provision of this Agreement or any other Credit Document, (b) any amendment of or waiver or consent under this Agreement, (c) any Schedule to this Agreement or any such amendment, waiver or consent, or (d) any statement contained in any certificate, financial statement, or other instrument or document delivered by or on behalf of Borrower pursuant to any Credit Document, whether or not (except as expressly provided to the contrary herein), in the case of any representation or warranty referred to in clause (a), (b), (c) or (d) of this definition, the information that is the subject matter thereof is within the knowledge of Borrower.

         "Security Agreement" shall mean the Security Agreement executed by Borrower in favor of Bank as of the date hereof, as amended or restated from time to time.

         "Security Interests" shall mean the security interests, liens, pledges and collateral assignments created by the Security Agreement.

         "Single Employer Plan" shall mean any employee pension benefit plan covered by Title IV of ERISA in respect of which Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.

         "Solvent" shall mean, when used with respect to any Person, that at the time of determination: (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities,



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including contingent Obligations; (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

         "Subsidiary" shall mean any corporation or other entity in which 50 percent or more of its outstanding Voting Stock or 50 percent or more of all equity interests is owned directly or indirectly by Borrower and/or by one or more of Borrower's Subsidiaries.

         "Tangible Net Worth" shall mean, as of any date, the total stockholder's equity of Borrower (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) as reflected in the "Stockholders' Equity" section of the balance sheet of Borrower prepared as of such date in accordance with GAAP, less the aggregate book value of Intangible Assets, less the amount of Accounts owed by officers or employees of Borrower.

         "Tax" shall mean any federal, state or foreign tax, assessment or other governmental charge or levy (including any withholding tax) upon a Person or upon its assets, revenues, income or profits other than income and franchise taxes imposed upon Bank by the federal government or the State of Florida (or any political subdivision thereof).

         "Termination Event" shall mean: (i) a "Reportable Event" described in
Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or (ii) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under
Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         "Total Liabilities" shall mean, as of any date, the total liabilities which are reflected as "Current Liabilities" and "Long-Term Liabilities" on the balance sheet of Borrower prepared as of such date in accordance with GAAP.

         "Trademark" shall mean any of the following: (a) trademarks, trade names,



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corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

         "Trademark License" shall mean all rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

         "Unfunded Benefit Liabilities" shall mean, with respect to any Plan at any time, the amount of unfunded benefit liabilities of such Plan at such time as determined under Section 4001(18) of ERISA.

         "Voting Stock" shall mean, with respect to any Person, Capital Securities of such Person entitling the holder thereof to vote in the election of directors of such Person.

         ss.1.2 OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.

         (a) When used in this Agreement, "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement, and "Section" (and/or "ss.") or "subsection" and "Schedule" and "Exhibit" shall refer to sections and subsections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

         (b) Whenever the context so requires, when used in this Agreement the neuter gender shall include the masculine or feminine, and the singular number shall include the plural, and vice versa.

         (c) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

         (d) The words "includes" and "including" when used herein are not limiting.

         (e) When used herein, unless specifically provided herein otherwise, the phrase "acceptable to Bank" or "satisfactory to Bank" shall mean "acceptable and satisfactory to Bank in its sole and absolute discretion."

         (f) Each term defined in Article 1 or Article 9 of the Florida Uniform Commercial Code shall have the meaning given to it therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is




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controlling, in which case such term shall have the meaning given to it in the
Uniform Commercial Code of the applicable jurisdiction.

         ss.1.3 ACCOUNTING TERMS AND MATTERS. Unless the context otherwise requires, all accounting terms herein (including capitalized terms) that are not specifically defined herein shall be interpreted and determined under GAAP applied on a Consistent Basis. Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by Borrower in complying with the covenants contained herein shall be made, and all financial statements requested to be delivered hereunder shall be prepared, in accordance with GAAP applied on a Consistent Basis, except, in the case of such financial statements, for departures from GAAP that may from time to time be approved in writing by the independent certified public accountants who are at the time, in accordance with ss.7, reporting on the financial statements of Borrower.

         ss.1.4 REPRESENTATIONS AND WARRANTIES. All Representations and Warranties shall be made at and as of the Agreement Date, at and as of the time of each Advance, and, in addition, in the case of any particular Representation and Warranty, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under, or in connection with which such Representation and Warranty is made or deemed made, except to the extent that any such Representation or Warranty expressly states that it relates to a different specified date.

         ss.1.5 CAPTIONS. Section and subsection captions in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         ss.1.6 NEUTRAL INTERPRETATION. This Agreement and each other Credit Document has been thoroughly reviewed by counsel for Borrower and the Subsidiaries. No provision of this Agreement or other Credit Document shall be construed less favorably to Bank because it was drafted by Bank's counsel.

         ss.1.7 SEVERABILITY, CONFLICTS, ETC. Any provision of any Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. It is the intention of the parties to this Agreement that if any provision of any Credit Document is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.

ss.2. GENERAL TERMS.

         ss.2.1 COMMITMENT. Bank agrees, upon and subject to the terms and conditions hereinafter set forth, to make Advances to Borrower from time to time during the period from the Agreement Date to the Commitment Termination Date.

         ss.2.2 LIMITS. At no time shall the aggregate principal amount of Advances outstanding exceed the then Facility Limit. Moreover, during a period of 30 consecutive days between the Agreement Date and the Commitment Termination Date, Borrower shall, by repaying all Obligations prior to the beginning of that period and borrowing no additional Advances during that period, cause the amount of the Obligations outstanding to be zero at all times during that period.

         ss.2.3 USE OF ADVANCES. Each Advance shall be used for Borrower's general corporate purposes (including working capital and capital expenditures).

         ss.2.4 MAKING OF ADVANCES. Each Advance shall be made on the basis of written notice from Borrower to Bank specifying for such Advance the date thereof, the amount thereof, and any other information required under ss.2. Bank reserves the right to require any such notice to be made at least two Business Days before the date of the Advance requested by it. Each such notice shall be given by means of a writing reasonably satisfactory to Bank. Each notice requesting an Advance shall be irrevocable and binding on Borrower; and Borrower shall indemnify Bank against any loss or expense incurred by Bank as a result of any failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in ss.3, including without limitation any loss or expense actually incurred by Bank by reason of the liquidation or reemployment of deposits or other funds acquired or held by Bank to fund the Advance when such Advance, as a result of such failure, is not made on such date. Bank shall make each Advance available to Borrower on the date specified by Borrower in accordance with this ss.2.4, upon fulfillment of the applicable conditions set forth in ss.3, by crediting the Borrowing Account, except that Bank may, in its discretion, apply all or any part of any Advance to repay any Obligations.

         ss.2.5 INTEREST RATES AND PAYMENT. (a) Interest shall accrue on the outstanding principal amount of Advances, during each Interest Period, at a per annum rate equal to 1.50 percent above the LIBOR Rate for that Interest Period. Borrower shall pay such accrued interest to Bank in arrears on the first Business Day of each calendar month and at maturity. Bank is hereby irrevocably authorized to debit any account of Borrower with Bank to make any interest payment on its due date. Nothing herein to the contrary withstanding, interest shall accrue on any overdue principal of Advances, fees or other Obligations at a floating per annum rate equal to the Default Rate and be payable on demand.

         (b) If Bank determines that for any period of time it is impossible or unfeasible for it to obtain funds in the London interbank market and so notifies Borrower, the outstanding principal amount of Advances shall, prior to their maturity, bear interest during that period at a floating per annum rate equal to .50 percent below the Prime Rate.

         ss.2.6 MANDATORY REPAYMENT OF ADVANCES.

         (a) AT MATURITY. All Advances then outstanding shall mature and become immediately due and payable in full on the Commitment Termination Date.

         (b) PRIOR TO MATURITY. If at any time any of the limitations set forth in ss.2.2 are exceeded, Borrower shall, within two Business Days after Bank's demand, prepay the Advances in the amount of the excess. Nothing in this ss.2.6(b) shall be construed to restrict Bank's right to accelerate the Obligations or pursue its other remedies under ss.8 based on a limitation in ss.2.2 being exceeded.

         ss.2.7 OPTIONAL PREPAYMENTS OF ADVANCES. Borrower may, at any time and from time to time, upon one Business Day's advance notice, prepay the Advances in whole or in part without premium or penalty, except that any prepayment of an Advance shall be in a principal amount of a whole multiple of $100,000, and except that no prepayment shall be made on other than the last day of an Interest Period unless the payment is accompanied by the applicable Consequential Loss (as computed by Bank). Amounts to be prepaid shall irrevocably be due and payable on the date specified in the applicable notice of prepayment, together with interest thereon. Amounts prepaid in respect of Advances may be reborrowed, subject to the terms and conditions hereof. Borrower shall also have the right, upon one Business Day's advance notice, to prepay the Advances in full and terminate this Agreement, provided that (i) such prepayment shall be subject to the provisions hereinabove set forth with respect to prepayment, (ii) Borrower must fully prepay all Advances together with all other outstanding Obligations, and (iii) Borrower shall remit a pro rata payment of the commitment fee specified in ss.2.8, calculated to the date of receipt by Bank of the full payment of the Advances and other Obligations, and (iv) the written notice from Borrower must specify that Borrower desires to terminate this Agreement and prepay in full the Advances.

         ss.2.8 FACILITY AND COMMITMENT FEES. (a) Borrower shall pay to Bank a non-refundable facility fee in the amount of $10,000 on the Agreement Date.

         (b) Within 5 Business Days of being invoiced therefor, Borrower shall pay to Bank, with respect to each quarter of each Fiscal Year, a commitment fee equal to 0.0625 percent multiplied by the average daily amount by which the Facility Limit (based on the Eligible Accounts Amount on the first day of that quarter) exceeds the outstanding principal amount of Advances during that quarter.

         ss.2.9 PAYMENTS AND COMPUTATIONS. (a) Borrower shall make each payment hereunder by 11:00 a.m. (Miami, Florida time) on the day when due, in lawful money of the United States of America and immediately available funds without setoff or deduction of any kind, to Bank at its address referred to in ss.9.9 (or another address of which Bank gives Borrower notice pursuant to ss.9.9).

         (b) All computations of interest, commissions and fees hereunder shall be made by Bank on the basis of a year of 360 days and the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest, commission or fee is payable. Payments received hereunder shall be applied first against interest and any lawful charges accrued but unpaid and the remainder, if any, against outstanding principal. If any interest payment required to be made hereunder is not made within 10 days after its due date, Borrower shall pay Bank on demand a late charge equal to 5.00 percent of the amount of the payment. Each late charge is intended to compensate Bank for administrative and other costs associated with not receiving a payment when due and is neither a penalty nor interest.

         (c) Whenever any payment to be made under this Agreement or any other Credit Document (as defined below) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be reflected in the computation of interest, commissions or fees, as the case may be.

         (d) Borrower irrevocably authorizes Bank -- if and to the extent any payment is not made to Bank when due hereunder or under any other agreement relating to any Advance and any applicable grace period has expired -- to charge from time to time against a demand account in Borrower's name (which Borrower hereby agrees to maintain with Bank) any amount so due even if doing so creates an overdraft. Any overdraft so created shall (to the extent permitted by Applicable Law) bear interest until paid in full at the Default Rate and shall be due and payable, together with any accrued interest, immediately after being created.

         ss.2.10. CAPITAL ADEQUACY. If as a result of either (i) the introduction of or any change in, or in the interpretation of, any Applicable Law subsequent to the date of this Agreement, or (ii) the compliance by Bank with any request from any Governmental Authority made subsequent to the date of this Agreement, there is any increase in Bank's actual cost of making, funding or maintaining all or any part of an Advance or Advances, Borrower shall, from time to time, promptly upon Bank's request, pay to Bank such additional amounts as determined by Bank to be sufficient to indemnify Bank against such increased cost. Moreover, if either the introduction, effectiveness, interpretation, or phase-in of, or compliance by Bank with, any Applicable Law, directive, guideline, decision, or request (whether or not having the force of law) of any court, central bank, regulator, or other Governmental Authority arising subsequent to the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by Bank, and Bank determines that the rate of return on its capital as a consequence of its making or maintaining any Advance or Advances is reduced to a level below that which Bank could have achieved but for the occurrence of such circumstance, Borrower shall, from time to time, promptly upon Bank's request, pay to Bank such additional amounts as determined by Bank to be sufficient to compensate Bank for such reduction in its rate of return. A statement by Bank as to any such amount claimed by it in this ss.2.10 (including calculations thereof in reasonable detail and using reasonable attribution methods) shall, in the absence of manifest error, be conclusive and binding on Borrower.

         ss.2.11. EVIDENCE OF INDEBTEDNESS; IMPAIRED NOTE. The Advances and Borrower's obligations to repay them, with interest in accordance with the terms of this Agreement, shall be evidenced by this Agreement, the records of Bank, and the Note. The records of Bank shall be prima facie evidence of the Advances and the other indebtedness of Borrower under this Agreement, of accrued interest thereon, of accrued fees, and of all payments made in respect of any thereof. Upon Borrower's receipt from Bank of (a) reasonably satisfactory evidence of the loss, theft, destruction or mutilation of the Note (an "Impaired Note") and (b)
(i) in the case of mutilation, such Impaired Note for cancellation or (ii) in all other cases, indemnity reasonably satisfactory to Borrower and reimbursement of Borrower's reasonable out-of-pocket expenses incidental thereto, Borrower shall make and deliver to Bank a new replacement Note of like tenor, date and principal amount in lieu of the Impaired Note.

ss.3. CONDITIONS OF LENDING.

         ss.3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Bank to make the initial Advance hereunder after the date hereof is subject to the condition precedent that Bank shall have received, on or before the day such Advance is made, the following, all in form and substance satisfactory to Bank:

         (a) The Note, duly executed by Borrower.

         (b) The Security Agreement, duly executed by Borrower and creating a perfected, first-priority security interest in all of Borrower's Accounts and inventory, and together with:

                  (i) duly executed financing statements (Form UCC-1) (the "Financing Statements") to be duly filed under the Uniform Commercial Code of Florida and all other jurisdictions as may be necessary or, in the opinion of Bank, desirable to perfect the Security Interests;

                  (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports acceptable to Bank, listing all effective financing statements which name Borrower (under its present name and any previous names) as debtor and which are filed in the jurisdictions referred to in paragraph (i) above, together with copies of such other financing statements (none of which may cover the Collateral);

                  (iii) judgment, tax lien and litigation searches in all relevant jurisdictions showing that there are no outstanding judgments or tax liens or pending lawsuits against Borrower or any property of Borrower except as disclosed herein;

                  (iv) a landlord's lien waiver and agreement from the owner of each warehouse or other facility where inventory Borrower is being or may be stored with the exception of Borrower's headquarters building.

         (c) A report of Borrower's receivables agings and a Borrowing Base Certificate in a form provided by Bank.

         (d) A certified copy of the resolution of the board of directors of Borrower approving and authorizing each Credit Document to which it is a party and of all documents evidencing other necessary corporate action and Governmental Approvals, if any, with respect to each such Credit Document.

         (e) A certificate of the Secretary or an Assistant Secretary of Borrower certifying the name and true signatures of its officers authorized to sign each Credit Document to which it is a party and the other documents to be delivered by it hereunder.

         (f) A certificate of good standing certificate issued by the Florida Secretary of State with respect to Borrower; a copy of Borrower's articles of incorporation certified by such Secretary of State; and a copy of Borrower's bylaws certified as true and complete by an Authorized Representative.

         (g) A favorable opinion of Steel, Hector & Davis LLP, counsel for Borrower, covering such matters as Bank may request.

         (h) Whatever certificates and affidavits Bank requests to establish that no Florida documentary stamp tax is or will be owing in connection with the Credit Documents and a Tax Indemnity Agreement in favor of Bank, prepared by Bank, duly executed by Borrower and covering any liability for any such Tax.

         (i) Such other approvals, appraisals, opinions, consents and documents as Bank may reasonably request.

         ss.3.2 CONDITIONS TO EACH ADVANCE. The obligation of Bank to make each Advance to be made by it, including the initial Advance, is subject to the fulfillment of each of the following conditions to Bank's satisfaction:

         (a) As to each Advance made more than five Business Days after the date hereof, Bank shall have received evidence of the completion of all recordings and filings as may be necessary, or, in the opinion of Bank, desirable, to perfect the Security Interests, including without limitation the filing of a UCC-1 form financing statement with the Florida Secretary of State;

         (b) each of the Representations and Warranties shall, in the determination of Bank in its reasonable discretion, be true and correct in all material respects at and as of the time of such Advance, with and without giving effect to such Advance and to the application of the proceeds thereof, except those expressly stated to be made as of a particular date which shall be true and correct in all material respects as of such date;

         (c) no Default or Event of Default shall have occurred and be continuing at the time of such Advance, with or without giving effect to such Advance and to the application of the proceeds thereof;

         (d) unless agreed to by Bank, no Account described in any of clauses
(a) through (f) of the definition of Eligible Account herein was included in the computation of Eligible Accounts Amount for purposes of the Facility Limit on which such Advance is predicated;

         (e) receipt by Bank, within a reasonable time after Bank's request, of such materials as may have been requested pursuant to ss.7 as, when and to the extent required to be delivered thereunder;

         (f) such Advance will not contravene any Applicable Law;

         (g) all legal matters incident to such Advance and the other transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Bank;

         (h) no Federal tax liens or other Liens (besides the Security Interests and Permitted Liens) shall have been filed against any property of Borrower;

         (i) Borrower is Solvent and will be so after giving effect to such Advance; and

         (j) no limitation set forth in ss.2 will be exceeded after such Advance is made.

         Each Borrowing Notice shall constitute a Representation and Warranty by Borrower, made as of the time of the making of the Advance requested by it, that the conditions specified in clauses (b) through (d) have been fulfilled as of such time, unless a notice to the contrary specifically captioned "Disclosure Statement" is received by Bank from Borrower prior to 12:00 noon (Miami time), on the Business Day preceding the date of the requested Advance. To the extent that Bank agrees to make any Advance after receipt of a Disclosure Statement in accordance with the preceding sentence, the Representations and Warranties pursuant to the preceding sentence shall be deemed made as modified by the contents of such statement and repeated at the time of the making of such Advance as so modified.

ss.4. CERTAIN REPRESENTATIONS AND WARRANTIES OF BORROWER.

         In order to induce Bank to enter into this Agreement and to make Advances, Borrower represents and warrants to Bank as follows:

         ss.4.1 ORGANIZATION: POWER; QUALIFICATION; COMPLIANCE. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and to carry on its businesses as now being and proposed to be hereafter conducted, and is duly qualified, in good standing, and authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification, good standing or authorization except where failure to so qualify would not have a Material Adverse Effect. Borrower is conducting its business in material compliance with all Applicable Law.

         ss.4.2 SUBSIDIARIES. As of the Agreement Date, Borrower has no Subsidiaries which have assets or conduct business.

         ss.4.3 OWNERSHIP INTERESTS. As of the date of this Agreement, Borrower owns no equity investments in any Person other than the Novogyne Joint Venture.

         ss.4.4 NOVOGYNE JOINT VENTURE. The Novogyne Joint Venture was duly formed pursuant to the Novogyne Joint Venture Agreement and has not been dissolved.

         ss.4.5 SOLVENCY. Borrower is and will be Solvent after giving effect to the transactions contemplated by the Credit Documents.

         ss.4.6 AUTHORIZATION AND COMPLIANCE OF AGREEMENT AND NOTE. Borrower has the corporate power, and has taken all necessary corporate and other (including stockholder, if necessary) action to authorize it to execute, deliver and perform this Agreement and each of the other Credit Documents to which it is a party in accordance with their respective terms, to incur its other obligations under this Agreement and each of the other Credit Documents to which it is a party and to borrow hereunder. Each of this Agreement and the other Credit Documents delivered on the Agreement Date has been duly executed and delivered by Borrower and is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms subject to the applicable bankruptcy and insolvency laws and other laws affecting the enforceability of creditors rights, generally. The execution, delivery and performance of this Agreement and the other Credit Documents by Borrower in accordance with their respective terms, and the incurring of obligations thereunder by Borrower, do not and will not (a) require (i) any Governmental Approval or (ii) any consent or approval of the stockholders of Borrower that has not been obtained, unless, in any such case, the failure to obtain any such Governmental Approval or other consent or approval would not result in a Material Adverse Effect or adversely affect in any way the validity or enforceability of any Credit Document, (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any Contract to which Borrower is a party or by which its or any of its properties may be bound, (ii) any Applicable Law, unless in any such case the violation would not have a Material Adverse Effect or adversely affect in any way the validity or enforceability of any Credit Document or (iii) Borrower's articles of incorporation or bylaws, or (c) result in or require the creation of any Lien upon any assets of Borrower (other than the Security Interests and Permitted Liens).

         ss.4.7 LITIGATION. Except as set forth on Schedule 4.7, as of the Agreement Date there are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings, pending (or to the knowledge of Borrower overtly threatened in writing), against or in any other way relating to or affecting (a) Borrower or the Novogyne Joint Venture or the business or any property of Borrower or the Novogyne Joint Venture, except actions, suits or proceedings that, if adversely determined, would not, (i) singly result in liability more than $1,000,000.00 above the amount of insurance coverage in effect with respect thereto or (ii) in the aggregate for Borrower and the Novogyne Joint Venture result in liability more than $3,000,000.00 above the amount of insurance coverage in effect with respect thereto or (iii) singly or in the aggregate otherwise have a Material Adverse Effect.

         ss.4.8 BURDENSOME PROVISIONS. Borrower is not a party to or bound by any Contract that is likely to have a Material Adverse Effect (it being understood, however, that Borrower is or may be a party to exclusive license agreements a breach of any of which might have a Material Adverse Effect).

         ss.4.9 NO MATERIAL ADVERSE CHANGE OR EVENT. Between December 31, 1999 and the Agreement Date, no change in the business, assets, liabilities, financial condition or results of operations of Borrower or the Novogyne Joint Venture has occurred, and no event has occurred or failed to occur, which has had or constituted or would reasonably be expected to have or constitute, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect. (In determining whether an adverse change or effect has occurred, it is understood that such an adverse change or effect may have occurred, and such an event may have occurred or failed to occur, at any particular time notwithstanding the fact that at such time no Default shall have occurred and be continuing.)

         ss.4.10 NO ADVERSE FACT. No fact or circumstance is known to Borrower as of the date hereof which Bank could not reasonably be expected to be aware of and which, either alone or in conjunction with all other such facts and circumstances, has had a Material Adverse Effect that has not been set forth or referred to in the financial statements referred to in ss.7.2(a) or in a writing specifically captioned "Disclosure Statement" and delivered to Bank prior to the date hereof. If a fact or circumstance disclosed in such financial statements or Disclosure Statement, or if an action, suit or proceeding disclosed in

Schedule 4.7, should in the future have or constitute a Material Adverse Effect upon Borrower or any Subsidiary or upon this Agreement or any other Credit Document, such Material Adverse Effect shall be a change or event subject to ss.4.9 notwithstanding such disclosure.

         ss.4.11 TITLE TO PROPERTIES. Borrower has, as of the date of such financial statements or Forms 10-Q or 10-K, as the case may be, title to its properties reflected on the financial statements referred to in ss.7.2(a) or its most recent Form 10-Q or Form 10-K subject to no Liens or material adverse claims except Permitted Liens and the Security Interests.

         ss.4.12 PATENTS, TRADEMARKS, ETC. Borrower owns, or is licensed or otherwise has the lawful right to use, all Intellectual Property used in or necessary for the conduct of its business as currently in any material respect conducted. To Borrower's knowledge, the use of such Intellectual Property by Borrower does not infringe on the rights of any Person.

         ss.4.13 SECURITY INTERESTS. The Security Interests are all valid, perfected, first-priority (subject only to Permitted Liens) security interests securing all the Obligations.

         ss.4.14 MARGIN STOCK; ETC. The proceeds of the Advances will be used by Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Advances a "purpose credit" within the meaning of Regulation U. Neither Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board of Governors of the Federal Reserve Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof.

         ss.4.15 INVESTMENT COMPANY. Borrower is not an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. ss.80a-1, et seq.). The application of the proceeds of the Advances and repayment thereof by Borrower and the performance by Borrower of the transactions contemplated by the Credit Documents will not violate any provision of that statute, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof.

         ss.4.16 ERISA.

         (a) Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in material compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except for circumstances where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

         (b) Neither Borrower nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or
Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any material accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other material liability to the PBGC which remains outstanding, other than the payment of premiums (and there are no premium payments which are due and unpaid which could reasonably be expected to have a Material Adverse Effect), (iii) failed to make a required material contribution or payment to a Multiemployer Plan, or (iv) failed to make a material required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;

         (c) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

         (d) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

         (e) Each Employee Benefit Plan maintained by Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other Applicable Law, except for circumstances where the failure to comply or accord could not reasonably be expected to have a Material Adverse Effect;

         (f) The making of the Advances will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

         (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan.

         ss.4.17 NO DEFAULT. As of the date hereof, there exists no Default or Event of Default.

         ss.4.18 HAZARDOUS MATERIALS. To its knowledge, Borrower is in compliance with all applicable Environmental Laws in all material respects. Neither Borrower nor, to Borrower's knowledge, the Novogyne Joint Venture has been notified in writing of any action, suit, proceeding or investigation which, and Borrower is not aware of any facts which, (a) calls into question, or could reasonably be expected to call into question, compliance by Borrower or, to Borrower's knowledge, the Novogyne Joint Venture with any Environmental Laws,
(b) seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, or (c) seeks to cause any property of Borrower to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law to which Borrower is not currently subject, which in the case of any matter described in items (a), (b) or (c) above would result in a Material Adverse Effect.

         ss.4.19 EMPLOYMENT MATTERS. (a) Except as set forth in Schedule 4.19, none of the employees of Borrower is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of Borrower, overtly threatened in writing against Borrower or between Borrower and any of its employees, other than those which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

         (b) Except as set forth in Schedule 4.19 or to the extent a failure to maintain compliance would not have a Material Adverse Effect, Borrower is in compliance in all respects with all Applicable Law pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending nor to Borrower's knowledge overtly threatened in writing any litigation, administrative proceeding nor, to the knowledge of Borrower, any investigation, in respect of such matters which, if decided adversely, would individually or in the aggregate have a Material Adverse Effect.

         ss.4.20 RICO. To Borrower's knowledge, Borrower is not engaged in nor has engaged in any course of conduct that would subject any of its properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law (civil or criminal) or other similar laws.

         ss.4.21 ELIGIBLE ACCOUNTS. Each item included as an Eligible Account in the computations contained in each Borrowing Base Certificate fully qualifies as such.

ss.5. CERTAIN GENERAL COVENANTS.

         Until the Agreement Termination Date, unless Bank shall otherwise consent in writing, Borrower shall:

         ss.5.1 PRESERVATION OF EXISTENCE AND PROPERTIES, SCOPE OF BUSINESS, COMPLIANCE WITH LAW, PAYMENT OF TAXES AND CLAIMS. (a) Preserve and maintain its corporate existence and all of its other franchises, licenses, rights and privileges, (b) preserve, protect and obtain all Intellectual Property, and preserve and maintain in good repair, working order and condition all other properties, required for the conduct of its business as presently conducted, all in accordance with customary and prudent business practices, (c) engage only in the business in which it is engaged as of the Agreement Date and related businesses that in Bank's reasonable judgment are closely related thereto, (d) comply with all Applicable Laws (including all Environmental Laws and all racketeer influenced and corrupt organizations law), (e) except to the extent permitted otherwise in ss.ss.5.5(b) and 5.5(d), pay or discharge when due (or as permitted by the Security Agreement) all Taxes owing by it or imposed upon its property (for the purposes of this clause, such Taxes shall be deemed to be due on the date after which they become delinquent), and all liabilities which might become a Lien on any of its properties, (f) take all action and obtain all Governmental Approvals required so that its obligations under the Credit Documents will at all times be valid and binding and enforceable in accordance with their respective terms, and (g) obtain and maintain all licenses, permits and approvals of Governmental Authorities and as are required for the conduct of its business as presently conducted, except where failure to do any of the foregoing would not have a Material Adverse Effect.

         ss.5.2 INSURANCE. Maintain insurance with responsible insurance companies against such risks and in such amounts as is customarily maintained by similar businesses, as may be required by the Security Agreement or by Applicable Law.

         ss.5.3 USE OF PROCEEDS. Use each Advance only for general corporate purposes (including working capital and capital expenditures) and refrain from using proceeds of any Advance to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock (if requested by Bank, Borrower shall furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U).

         ss.5.4 DEBT. Not incur, create, assume or permit to exist any Debt, however evidenced, except:

         (a) Debt existing as of the Agreement Date as set forth in Schedule 5.4; provided, none of the instruments and agreements evidencing or governing any such Debt (other than Debt permitted pursuant to ss.5.4(e)) shall be amended, modified or supplemented in any material respects after the Agreement Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Agreement Date;

         (b) the Obligations and Rate Hedging Obligations;

         (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

         (d) Debt incurred in connection with Acquisitions permitted under ss.5.8;

         (e) Debt based on or in connection with equipment leasing;

         (f) Debt incurred to purchase plant and equipment of Borrower in a cumulative amount not to exceed $7,000,000; and

         (g) other Debt which is subordinated in right of payment to the Obligations.

         ss.5.5 LIENS. Not incur, create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired by Borrower or any Subsidiary, other than the following ("Permitted Liens"):

         (a) Liens existing as of the date hereof as set forth in Schedule 5.5;

         (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims which either are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

         (c) statutory and contractual Liens of landlords, carriers, warehousemen, mechanics or materialmen on Borrower's equipment (but not its inventory (other than inventory which may be subject to a landlord's lien in favor of Aventis, S.A. on Borrower's inventory that is located at Borrower's headquarters)) and other Liens on such equipment (but not such inventory) imposed by law or created in the ordinary course of business for amounts either which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

         (d) Liens incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers' compensation, Taxes, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, Contracts (other than for the repayment of Debt), statutory obligations and other similar obligations or arising as a result of progress payments under government Contracts;

         (e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of Borrower and its Subsidiaries taken as a whole and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to Borrower;

         (f) Liens securing Debt permitted under ss.5.4(d), (e) and (f) provided that such Liens extend only to the property acquired with the proceeds of such Debt and Liens on other than Collateral securing Debt permitted under ss.5.4(a); and

         (g) Liens securing Debt permitted under ss.5.4(b).

         ss.5.6 TRANSFER OF ASSETS. Not sell, lease, transfer or otherwise dispose of any assets of Borrower or any Subsidiary other than (a) dispositions of inventory in the ordinary course of business, (b) dispositions of equipment or real property which, in the aggregate during any Fiscal Year, have a fair market value or book value, whichever is less, of $3,000,000 or less and is not replaced by equipment having at least equivalent value, (c) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of Borrower, no longer best used or useful in its business, (d) transfers of assets necessary to give effect to merger or consolidation transactions permitted by ss.5.7, (e) subleases of offices or other facilities of Borrower no longer used in itS business, and (f) dispositions of Intellectual Property permitted by ss.5.16.

         ss.5.7 MERGER AND CONSOLIDATION. (a) Not consolidate with or merge into any other Person, or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets; provided, however, (i) any Subsidiary may merge, sell, transfer, lease or otherwise dispose of, all or substantially all of its assets into or consolidate with Borrower or any Subsidiary wholly owned by Borrower, (ii) any Subsidiary may liquidate, windup or dissolve so long as all of its assets (subject to its liabilities) are transferred to Borrower or to another Subsidiary, and (iii) any other Person may merge into or consolidate with Borrower or any Subsidiary wholly owned by Borrower and any Subsidiary may merge into or consolidate with any other Person in order to consummate an Acquisition permitted by ss.5.8, provided further, that any resulting or surviving entity shall execute and deliver such agreements and other documents and take such other action as Bank may reasonably require to evidence or confirm its express assumption of the obligations and liabilities (if any) of its predecessor entities under the Credit Documents.

         ss.5.8 ACQUISITIONS. Not enter into any Contract, binding commitment or other binding arrangement providing for any Acquisition, or solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (a) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as Borrower or any of its Subsidiaries, (b) Borrower is the acquiring and surviving entity and either the cost of the Acquisition is paid entirely in stock or does not exceed $5,000,000, (c) an Authorized Representative shall have furnished Bank with a certificate to the effect that no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and Borrower shall have furnished to Bank (i) pro forma historical financial statements as of the end of the most recently completed fiscal period of Borrower (whether quarterly or year end) giving effect to such Acquisition and assuming that any Debt incurred to effect such Acquisition shall be deemed to have been outstanding during the four-quarter period preceding such Acquisition and to have borne a rate of interest during such period equal to that rate in existence at the date of determination and (ii) a certificate in form and substance satisfactory to Bank prepared on a historical pro forma basis giving effect to such Acquisition as of the most recent fiscal quarter of Borrower then ended, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereof, and (d) the Person acquired shall be a Subsidiary, or be merged into or with Borrower or one of its Subsidiaries, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be Borrower or a Subsidiary).

         ss.5.9 TRANSACTIONS WITH AFFILIATES. After the date hereof, not enter into any transaction, including without limitation the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate, except (a) that such Persons may render services to Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services or as may otherwise be approved by a majority vote of Borrower's Board of Directors,
(b) that Borrower or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by Borrower or such Subsidiary and (c) in either case in the ordinary course of business and pursuant to the reasonable requirements of Borrower's (or any Subsidiary's) business consistent with past practice of Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to Borrower (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate. Notwithstanding anything to the contrary contained herein, any transaction or agreement with an Affiliate in connection with such

Affiliate's employment or compensation (including salary, bonus, stock options, severance arrangements, consulting arrangements and other benefits) payable or provided by Borrower which is approved by Borrower's Board of Directors comprised of at least a majority of independent Directors shall be deemed to have satisfied the requirements of items (a), (b) and (c), above.

         ss.5.10 COMPLIANCE WITH ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan, not:

         (a) permit the occurrence of any Termination Event which would result in a material liability on the part of Borrower or any ERISA Affiliate to the PBGC; or

         (b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

         (c) permit any material accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

         (d) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

         (e) engage, or permit Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 or ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed and which would reasonably be expected to result in a Material Adverse Effect; or

         (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to Borrower or any ERISA Affiliate or increase the obligation of Borrower or any ERISA Affiliate to a Multiemployer Plan where such establishment or amendment would reasonably be expected to result in a Material Adverse Effect; or

         (g) fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other Applicable Law and interpretations thereof.

         ss.5.11 FISCAL YEAR. Not change its Fiscal Year.

         ss.5.12 DISSOLUTION, ETC. Not wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution.

         ss.5.13 LIMITATIONS OF SALES AND LEASEBACKS. Not enter into any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or any Subsidiary.

         ss.5.14 CHANGE IN CONTROL. Not cause or permit to exist or occur any Change of Control.

         ss.5.15 NEGATIVE PLEDGE CLAUSES. Not enter into or cause, suffer or permit to exist any agreement with any Person other than Bank pursuant to this Agreement or any other Credit Documents which prohibits or limits the ability of Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, except in connection with Permitted Liens.

         ss.5.16 INTELLECTUAL PROPERTY. Not sell, assign, encumber or otherwise dispose of any of its Intellectual Property, except for the licensing of Intellectual Property in the ordinary course of business and sales, assignments or other dispositions of Intellectual Property no longer used or useful in Borrower's business.

         ss.5.17 AMENDMENT OF NOVOGYNE JOINT VENTURE. Not agree to terminate the Novogyne Joint Venture or materially amend the Novogyne Joint Venture Agreement.

         ss.5.18 COVENANTS EXTENDING TO THE NOVOGYNE JOINT VENTURE. Vote whenever possible to cause the Novogyne Joint Venture to do with respect to itself, its business and assets, each of the things required of Borrower in ss.ss.5.1 through 5.3 inclusive and not vote to permit it to do any of the things prohibited of Borrower in ss.ss.5.4 through 5.16 inclusive.

ss.6. CERTAIN FINANCIAL COVENANTS.

         Until the Agreement Termination Date, unless Bank agrees otherwise in writing, Borrower shall:

         ss.6.1 TANGIBLE NET WORTH. Maintain at all times a Tangible Net Worth of not less than $35,000,000.

         ss.6.2 LEVERAGE RATIO. Maintain at all times a Leverage Ratio no greater than 1.00:1.

         ss.6.3 NET REVENUE. Earn Net Revenue for each quarter of each Fiscal Year of not less than $5,000,000.

         ss.6.4 LOSSES. Not permit its Net Income to be less than zero for any two consecutive quarters of any Fiscal Year.

         Borrower's compliance or non-compliance with the covenants in ss.6 shall be tested quarterly using the statements described in ss.7.1(a).

ss.7. INFORMATION.

         ss.7.1 FINANCIAL STATEMENTS AND INFORMATION TO BE FURNISHED. Until the Agreement Termination Date, Borrower shall deliver to Bank:

         (a) QUARTERLY FINANCIAL STATEMENTS OF BORROWER; OFFICER'S CERTIFICATE. As soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, (i) a balance sheet of Borrower as at the end of such quarter, and the related statements of income and cash flows for such quarter and for the period from the beginning of the then current Fiscal Year through the end of such quarter, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of Borrower as of the end of such fiscal period and the results of its operations and the changes in financial position for such fiscal period, in conformity with the standards set forth in ss.7.2(b) with respect to interim financial statements, and (ii) a certificate of an Authorized Representative containing computations for such quarter comparable to that required pursuant to ss.7.1(b)(ii).

         (b) YEAR-END STATEMENT OF BORROWER; ACCOUNTANTS' AND OFFICER'S CERTIFICATES. As soon as available and in any event within 100 days after the end of each Fiscal Year, (i) balance sheet of Borrower as at the end of each Fiscal Year, and the notes thereto, and the related statement of income, shareholders' equity and cash flow, and the respective notes thereto, for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the financial statements, opinions of Deloitte & Touche LLP or other such independent certified public accountants of national standing selected by Borrower and reasonably acceptable to Bank, which are unqualified as to the scope of the audit performed and as to the "going concern" status of Borrower and without any exception not reasonably acceptable to Bank, and (ii) a certificate signed by an Authorized Representative and demonstrating compliance with ss.ss.6.1, 6.2, 6.3 and 6.4.

         (c) YEAR-END STATEMENT OF NOVOGYNE JOINT VENTURE; ACCOUNTANTS' AND OFFICER'S CERTIFICATES. As soon as available and in any event within 100 days after the end of each fiscal year, a balance sheet of the Novogyne Joint Venture as at the end of each fiscal year, and the notes thereto, and the related statement of income, shareholders' equity and cash flow, and the respective notes thereto, for such fiscal year, setting forth comparative financial statements for the preceding fiscal year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the financial statements, opinions of PricewaterhouseCoopers LLP or other such independent certified public accountants of national standing selected by the Novogyne Joint Venture, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Novogyne Joint Venture and without any exception not acceptable to Bank in its reasonable discretion.

         (d) SEC MATERIALS; MANAGEMENT LETTERS. Promptly upon their becoming available to Borrower, a copy of (i) all Form 10-Qs, 10-Ks and other regular or special reports or effective registration statements which Borrower shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by Borrower or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letters submitted to Borrower by independent accountants in connection with the annual audit of Borrower.

         (e) ADDITIONAL MATERIALS.

                  (i) Promptly upon the sending thereof, copies of all notices, reports and other communications from Borrower to any of its shareholders or securities holders generally;

                  (ii) Promptly upon Borrower's becoming aware thereof, notice of each federal statutory Lien, tax or other state or local government Lien or other Lien (other than the Security Interests or Permitted Liens) filed against the property of Borrower or the Novogyne Joint Venture;

                  (iii) Within 15 Business Days after the beginning of every quarter of each Fiscal Year, a report of Borrower's receivable agings certified by an Authorized Representative;

                  (iv) Within 15 Business Days after the beginning of every quarter of each Fiscal Year, a schedule of Borrower's inventory certified by an authorized officer of Borrower and indicating, with respect to any such inventory, the location thereof;

                  (v) Within 15 Business Days after the beginning of every quarter of each Fiscal Year (or, if Bank so requests, on a more frequent basis), a Borrowing Base Certificate reflecting Eligible Accounts Amount as of the beginning of such quarter;

                  (vi) From time to time and within a reasonable time after Bank's request, such data, certificates, reports, statements, documents or further information regarding this Agreement, any other Credit Document, any Advance, any Collateral or any other transaction contemplated hereby, or the business, assets, liabilities, financial condition, results of operations or business prospects of Borrower or, to the extent available to Borrower using its best efforts to obtain same in any case in which it is legally entitled to do so, the Novogyne Joint Venture, as Bank may reasonably request, in each case in form and substance, with a degree of detail, and certified in a manner, reasonably satisfactory to Bank.

         (f) NOTICE OF DEFAULTS, LITIGATION AND OTHER MATTERS. Promptly after any Authorized Representative of Borrower obtains knowledge thereof, notice of:
(i) any Default; (ii) the commencement of any action, suit or proceeding or investigation in any court or before any arbitrator of any kind or by or before any Governmental Authority or non-governmental body against or in any other way relating adversely to or materially adversely affecting (A) Borrower, the Novogyne Joint Venture or any of their respective businesses or properties, that, if adversely determined, (1) singly would result in liability more than $500,000.00 (whether or not covered by insurance) or (2) in the aggregate for Borrower and the Novogyne Joint Venture would result in liability more than $1,000,000.00 (whether or not covered by insurance) or (3) otherwise would, singly or in the aggregate, have a Material Adverse Effect, or (B) in any material way this Agreement or the other Credit Documents or any transaction contemplated hereby or thereby; (iii) any amendment of the articles of incorporation or bylaws of Borrower or of the Novogyne Joint Venture Agreement; and (iv) any significant material adverse development in any lawsuits described in Schedule 4.7.

         ss.7.2 ACCURACY OF FINANCIAL STATEMENTS AND INFORMATION.

         (a) HISTORICAL FINANCIAL STATEMENTS. Borrower hereby represents and warrants to Bank: (i) that the financial statements heretofore furnished to Bank and listed in Schedule 7.2(a), are complete and correct and present fairly in all material respects, in accordance with GAAP applied on a Consistent Basis throughout the periods involved, the financial position of Borrower as at their respective dates and the results of operations, retained earnings and, as applicable, the changes in financial position or cash flows of Borrower for the respective periods to which such statements relate, and (ii) that, except as disclosed or reflected in such financial statements, Borrower has no liabilities, contingent or otherwise, nor any unrealized or anticipated losses as of the respective date(s) of such financial statements and required to be included in such financial statements, that, singly or in the aggregate, have had or are likely to have a Material Adverse Effect.

         (b) FUTURE FINANCIAL STATEMENTS. All financial statements delivered pursuant to ss.7.1, shall be complete and correct and present fairly in all material respects, in accordance with GAAP applied on a Consistent Basis, the financial position of Borrower or the Novogyne Joint Venture (as the case may be), as at their respective dates and the results of operations, retained earnings, and cash flows of Borrower or the Novogyne Joint Venture (as the case may be) for the respective periods to which such statements relate, and their furnishing Bank shall constitute a Representation and Warranty by Borrower made on the date they are furnished to Bank to that effect and to the further effect that, except as disclosed or reflected in such financial statements, as at the respective dates thereof, Borrower, to Borrower's knowledge, had no liability, contingent or otherwise, nor any unrealized or anticipated loss as of the respective date(s) of such financial statements and required to be included in such financial statements, that, singly or in aggregate, has had or is likely to have a Material Adverse Effect.

         (c) HISTORICAL INFORMATION. Borrower hereby represents and warrants to Bank that all Information furnished to Bank in writing by or at the direction of Borrower or, to Borrower's knowledge, the Novogyne Joint Venture prior to the Agreement Date in connection with or pursuant to this Agreement and the relationship established hereunder, at the time it was so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such prepared in the ordinary course of business, was complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such the preparation of which was requested by Bank, was complete and correct in all material respects to the extent necessary to give Bank true and accurate knowledge of the subject matter thereof, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, Borrower represents and warrants that all plans, projections and forecasts of future events or future financial results were prepared to the best of Borrower's knowledge, but does not represent or warrant the achievement of the future results or the occurrence of the future events.

         (d) FUTURE INFORMATION. All Information furnished to Bank in writing by or at the direction of Borrower or, to Borrower's knowledge, the Novogyne Joint Venture, on and after the Agreement Date in connection with or pursuant to this Agreement or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement, shall, at the time it is so furnished, but in the case of Information dated as of a prior date, as of such date, (i) in the case of any such prepared in the ordinary course of business, be complete and correct in all material respects in the light of the purpose prepared, and, in the case of any such required by the terms of this Agreement or the preparation of which was requested by Bank, be complete and correct in all material respects to the extent necessary to give Bank true and accurate knowledge of the subject matter thereof, (ii) not contain any untrue statement of a material fact, and
(iii) not omit to state a material fact necessary in order to make the statements contained therein not misleading, and the furnishing of them to Bank shall constitute a Representation and Warranty by Borrower made on the date they are furnished to Bank to the effect specified in clauses (a), (b) and (c); provided, however, Borrower represents and warrants that all plans, projections and forecasts of future events or future financial results were prepared to the best of Borrower's knowledge, but does not represent or warrant the achievement of the future results or the occurrence of the future events.

         ss.7.3 ADDITIONAL AGREEMENTS RELATING TO DISCLOSURE. From the Agreement Date until the Agreement Termination Date, Borrower shall:

         (a) ACCOUNTING METHODS AND FINANCIAL RECORDS. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or necessary to permit (i) the preparation of financial statements required to be delivered pursuant to ss.7.1 and (ii) the determination of Borrower's compliance with the terms of this Agreement and the other Credit Documents.

         (b) VISITS AND INSPECTIONS. Permit (and use its best efforts to cause the Novogyne Joint Venture to permit to the extent it is legally entitled to require the Novogyne Joint Venture to do so) representatives (whether or not officers or employees) of Bank, from time to time during normal business hours, and as often as may be reasonably requested, to (i) visit and, upon reasonable prior notice, inspect any properties of Borrower, (ii) inspect and make extracts from the books and records (including but not limited to management letters prepared by Borrower's independent accountants) and customer lists of Borrower,
(iii) discuss with principal officers of Borrower and the independent accountants of each the businesses, assets, liabilities, financial conditions, results of operations and business prospects of Borrower and the Novogyne Joint Venture and (iv) inspect the Collateral and the premises upon which any of the Collateral is located, and verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral. If any of the Collateral is under the exclusive control of any third party, Borrower shall in good faith endeavor to cause such third parties to make the foregoing inspection rights available to Bank.

ss. 8. DEFAULT.

         ss.8.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it is voluntary or involuntary, or within or without the control of Borrower, or is effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or quasi-governmental body:

         (a) Borrower shall fail to pay (i) any amount required to reduce the total Advances to the Facility Limit within 5 days following written demand therefor from Bank to Borrower or (ii), except as provided in clause (i), any amount in respect of principal of or interest on an Advance when and as due (whether at maturity, by reason of notice of prepayment, acceleration or otherwise) in accordance with the terms of this Agreement and the Note; or Borrower shall fail to pay within 5 days following written demand therefor from

Bank to Borrower any amount owing under this Agreement or any other Credit Document in respect of fees, commissions or other charges (other than interest on Advances) when and as due (whether as stated, by reason of notice of prepayment or acceleration or otherwise) in accordance with the terms of this Agreement or such other Credit Document; or

         (b) Any Representation and Warranty shall at any time prove to have been incorrect or misleading in any material respect when made; or

         (c) Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than a default described in ss.8.1(a)) and, if the default is of a term, covenant, condition or agreement other than one contained in ss.5 or ss.ss.6.3 and 6.4, such default shall remain uncured for a period of 20 days after notice thereof to Borrower from Bank; or

         (d) Borrower shall fail to pay, in accordance with its terms and when due and payable, after giving effect to any notice, cure or grace periods, the principal of or interest on any Debt in an aggregate principal amount in excess of $500,000 (other than the Obligations), or the maturity of any such Debt, in whole or in part, shall have been accelerated, or any such Debt, in whole or in part, shall have been required to be prepaid prior to the stated maturity thereof, in accordance with the provisions of any Contract evidencing, providing for the creation of or concerning such Debt or, if any event shall have occurred and be continuing that would permit any holder or holders of such Debt, any trustee or agent acting on behalf of such holder or holders or any other Person so to accelerate such maturity or require any such prepayment and such holder or holders shall have accelerated such Debt or required such prepayment; or

         (e) (i) Borrower or the Novogyne Joint Venture shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect) or under any other bankruptcy or insolvency law of any jurisdiction, (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, (C) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for, or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its assets, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts (other than those that are the subject of bona fide disputes) as they become due, (F) make a general assignment for the benefit of creditors, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

             (ii) A case or other proceeding shall be commenced against Borrower or the Novogyne Joint Venture in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or the Novogyne Joint Venture of all or any substantial part of the assets, domestic or foreign, of Borrower or the Novogyne Joint Venture or, and, in each case, such case or proceeding shall continue undismissed or unstayed for a period of 60 days, or an order granting the relief requested in such case or proceeding against Borrower or the Novogyne Joint Venture (including, but not limited to, an order for relief under such Federal bankruptcy laws) shall be entered; or

         (f) (i) A judgment or order for the payment of money in an amount that
(A) individually, exceeds by $500,000.00 or (B) when aggregated with all other unpaid judgments outstanding against Borrower, exceeds by $1,000,000.00, the amount of insurance coverage applicable thereto shall be entered against Borrower or the Novogyne Joint Venture by any court and (ii) either (A) such judgment or order shall continue undischarged and/or unbonded or unstayed for a period of 60 days or (B) enforcement proceedings shall have been commenced upon such judgment or order; or

         (g) Any Security Interest shall fail or cease to be fully perfected, enforceable in accordance with its terms, and prior to the rights of all third parties (except for the Permitted Liens) or any loss, theft, damage or destruction of any item or items of Collateral occurs which either (i) has or is reasonably likely to have a Material Adverse Effect or (ii) materially and adversely affects the operation of Borrower's business and is not covered by insurance as required therein; or

         (h) Any material provision of any Credit Document, or any portion of any obligation for the payment of money under any Credit Document, shall fail or cease to be in full force and effect, or Borrower shall make any written statement or bring any action challenging the enforceability or binding effect of any of the Credit Documents or any of the Security Interests; or

         (i) The dissolution of Borrower or the Novogyne Joint Venture shall occur; or

         (j) Any Change of Control or Change of Management shall occur; or

         (k) Borrower, any Subsidiary or the Novogyne Joint Venture shall engage in any significant conduct or activity that constitutes a felony (or the equivalent thereof under Applicable Law); or

         (l) All or a substantial part of the property of Borrower shall be nationalized, expropriated, seized or otherwise appropriated, or custody or control of such property or of Borrower shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority and the same has or is reasonably likely to have a Material Adverse Effect, unless the same is being contested in good faith by proper proceedings diligently pursued and a stay of enforcement is in effect; or

         (m) Borrower shall breach any of the material terms or conditions of any agreement under which any Rate Hedging Obligation is created and such breach continues beyond any applicable grace period, or any action is taken by Borrower to discontinue (except with the consent of Bank if it is a counterparty to such agreement) or assert the invalidity or unenforceability of any such agreement or Rate Hedging Obligation.

         ss.8.2 REMEDIES. (a) If and at any time after a Default occurs, Bank's obligation to make AdvanceS hereunder shall, at Bank's sole option, be suspended; provided, however, if Borrower cures such event or condition to Bank's satisfaction prior to its becoming an Event of Default, such obligation shall be reinstated. Upon the occurrence of an Event of Default, Bank's obligation to make Advances hereunder shall, at Bank's option, terminate.

         (b) If and at any time after an Event of Default occurs, Bank may, at its sole option, declare the principal of all outstanding Advances, all interest thereon and all other Obligations to be forthwith due and payable, whereupon all such principal, interest and other Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of nonpayment or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however that upon the occurrence of an Event of Default described in ss.8.1(e), the principal of all outstanding Advances, all interest thereon and all other Obligations shall automatically become and be immediately due and payable in full.

         ss.8.3 NO WAIVER; REMEDIES CUMULATIVE. No failure on the part of Bank to exercise, and no delay iN exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by Applicable Law or the other Credit Documents.

ss.9. MISCELLANEOUS.

         ss.9.l AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or other Credit Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the amendment or waiver is in writing and signed by Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         ss.9.2 COSTS, EXPENSES AND CERTAIN TAXES. Borrower shall pay (or, if already paid by Bank, shall reimburse Bank for) on demand all reasonable costs and expenses in connection with the negotiation, preparation, execution, delivery, filing, recording, administration and enforcement of the Credit Documents and any other documents to be delivered under the Credit Documents (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank) with respect thereto and with respect to advising Bank as to its rights and responsibilities under the Credit Documents after an Event of Default, and all costs and expenses (including reasonable counsel fees and expenses, including those incurred at the appellate level and in any bankruptcy proceedings) in connection with the enforcement of any of the Credit Documents and any other documents to be delivered thereunder or any restructuring or amendment thereof. Without limiting the generality of the foregoing, Borrower shall, upon demand, pay Bank a reasonable fee for the audit of its inventory, accounts or records performed by an employee of Bank and reimburse Bank for the cost of any such audit performed by a firm or person other than an employee of Bank; provided that, as long as no Event of Default has occurred within that period, Borrower shall not be required to pay the cost of any such audits conducted more than once in each consecutive twelve month period. In addition, Borrower shall pay on demand any and all documentary stamp, intangible and other taxes, fees, surcharges and other amounts payable or determined to be payable to any government or governmental subdivision, agency, agent, officer or instrumentality in connection with any of the Credit Documents, including the execution, delivery, filing or recording thereof, any other documents to be delivered thereunder or any Advances, and agrees to hold Bank harmless from and against any and all liabilities (including any interest and penalties) with respect to or resulting from any delay in paying or omission to pay such taxes, fees, surcharges and other amounts. Borrower shall pay Bank on the Agreement Date (in addition to the other items listed on any Closing Costs Statement or the like executed in conjunction herewith) any cost previously incurred by Bank (not to exceed $1,500) in auditing the Collateral. Borrower hereby authorizes Bank to deduct from the proceeds of any Advance disbursed the amount of any costs and expenses then owing pursuant to this ss.9.2 and to deduct any such amount from any account of Borrower with Bank.

         ss.9.3 CERTAIN COLLATERAL. As security for all Obligations, Borrower hereby grants Bank a continuing lien on and security interest in all deposit accounts (whether now existing or hereafter established) of Borrower with Bank or any affiliate thereof and all other property of Borrower that is now or hereafter owed by or in the possession or control of any branch or affiliate of Bank. At any time after an Event of Default, Bank may set off and apply any such deposit accounts against any and all obligations of Borrower under the Credit Documents, irrespective of whether or not Bank shall have made demand under any Credit Document and although such obligations may be unmatured. Bank shall endeavor to promptly notify Borrower after any such setoff has been made but shall not be liable to Borrower for failing to do so.

         ss.9.4 NO JOINT VENTURE. Nothing contained in any Credit Document shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or joint venture or of any association between Bank and Borrower other than the relationship of creditor and debtor.

         ss.9.5 SURVIVAL. All covenants, agreements and Representations and Warranties made by Borrower in thiS Agreement shall, notwithstanding any investigation by Bank, be deemed material and have been relied upon by Bank and shall survive the execution and delivery to Bank of this Agreement.

         ss.9.6 FURTHER ASSURANCES; POWER OF ATTORNEY. Borrower shall, upon the request of Bank, execute and deliver such further documents and do such further acts as Bank may reasonably request in order to fully effectuate the purposes of any Credit Document. In addition, without limiting the generality of the foregoing, Borrower shall promptly do whatever Bank requests to cure any error (including any omission) in any of the Credit Documents.

         ss.9.7 SOVEREIGN IMMUNITY; GOVERNMENT INTERFERENCE. To the extent that Borrower has or hereafter maY acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment in aid of execution, attachment prior to judgment, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder or any other Credit Documents. In addition, Borrower hereby irrevocably waives, as a defense to any action arising out of or relating hereto, the interference of any administrative or governmental authority of the jurisdiction(s) in which Borrower is domiciled or the impossibility of performance resulting from any law or regulation, or from any change in the law or regulations, of such jurisdiction(s).

         ss.9.8 ASSIGNMENT. This Agreement may not be assigned by Borrower without Bank's prior written consent and any such assignment or attempted assignment without such prior written consent shall be null and void. Bank, with Borrower's consent (which shall not be unreasonably withheld or delayed and shall be deemed given if not denied within five Business Days after Bank's request therefor) if the assignee or participant is not affiliated with Bank (but otherwise with no need for such consent), may assign to any commercial financial institution in whole or in part, and may issue participating interests to any commercial financial institution in and to, this Agreement, any other Credit Document and any Advances and, in connection therewith, may make whatever disclosures regarding Borrower, any Subsidiary, the Novogyne Joint Venture or any Collateral it considers desirable, provided that any such proposed assignee shall agree to preserve the confidentiality of such information pursuant to a written agreement reasonably acceptable to Borrower or standard in the industry. This Agreement shall be binding upon Bank's and Borrower's respective successors and assigns and shall inure to the benefit of Bank's and Borrower's respective successors and assigns. With respect to Borrower's successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for Borrower.

         ss.9.9 NOTICES. All notices, requests, approvals, consents and other communications provided for hereunder shall be in writing and mailed, telefaxed or hand-delivered, if to Borrower, at its address at 11960 S.W. 144th Street, Miami, Florida 33186, Attention: Chief Financial Officer, Telefax No. (305) 251-1887, with a copy to Borrower's in-house General Counsel, at the same address and with Telefax No. (305) 232-1836; and if, to Bank, at its address at 777 Brickell Avenue, 4th Floor, Miami, Florida 33131, Attention: Jonathan D. Fisher, Senior Vice President, Telefax No. (305) 579-7133; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such communications shall, when telefaxed or hand-delivered, be effective when received and, when mailed, be effective when deposited in the mails postage prepaid, addressed as aforesaid except that mailed notices to Bank shall not be effective unless and until received by Bank.

         ss.9.10 TAXES. All payments provided for herein or in any other Credit Documents shall be made free and clear of any deductions for any present or future Taxes. If any Taxes are imposed or required to be withheld from any payment, Borrower shall (a) increase the amount of such payment so that Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder and (b) promptly pay all Taxes to the appropriate taxing authority for the account of Bank and, as promptly as possible thereafter, send Bank an original receipt showing payment thereof, together with such additional documentary evidence as Bank may from time to time reasonably require. Borrower shall indemnify Bank from and against any and all Taxes (irrespective of when imposed) and any related interest and penalties that may become payable by Bank as a consequence of Borrower's failure to perform any of its obligations under the preceding sentence.

         ss.9.11 CURRENCY. Any obligation of Borrower under this Agreement or the Note to make payments in United States Dollars shall not be discharged or satisfied by any tender or recovery, whether pursuant to any judgment or otherwise, expressed in or converted into any other currency except to the extent that such tender or recovery results in the effective receipt by Bank of the full amount of United States Dollars payable to it, and Borrower shall indemnify Bank (and Bank shall have an additional legal claim against Borrower) for any difference between such full amount and the amount effectively received by Bank pursuant to any such tender or recovery. In the absence of manifest error, Bank's determination of amounts effectively received by it shall be conclusive.

         ss.9.12 USURY SAVINGS CLAUSE. Should any interest or other charges paid hereunder result in the computation or earning of interest in excess of the maximum rate or amount of interest permitted by Applicable Law, such excess interest and charges shall be (and the same hereby are) waived by Bank, and the amount of such excess shall be automatically credited against, and be deemed to have been payments in reduction of, the principal then due hereunder, and any portion of such excess which exceeds the principal then due hereunder shall be paid by Bank to Borrower.

         ss.9.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A., without regard to any conflicts-of-law rule or principle that would give effect to the law of another jurisdiction.

         ss.9.14 JURISDICTION. Borrower hereby irrevocably agrees that any action or proceeding relating to any Credit Document that is brought by Borrower shall be tried by the courts of the State of Florida sitting in Miami-Dade County, Florida, U.S.A. or the United States district courts sitting there. Borrower hereby irrevocably submits, in any such action or proceeding that is brought by Bank, to the non-exclusive jurisdiction of each such court, irrevocably waives the defense of an inconvenient forum with respect to any such action or proceeding, and agrees that service of process in any such action or proceeding may be made upon Borrower by mailing a copy thereof by registered mail to Borrower at Borrower's address specified in ss.9.9 (as well as by any other lawful method). Borrower shall appoint and maintain at all times (in a manner satisfactory to Bank) an agent that is domiciled in Miami-Dade County, Florida and is acceptable to Bank to receive service of process in any such action or proceeding on Borrower's behalf.

         ss.9.15 ILLEGALITY. Bank shall have no obligation to make any Advance if its doing so would or might violate any Applicable Law.

         ss.9.16 APPROVALS AND CONSENTS. Bank may grant or deny any approval or consent contemplated hereby in its sole and absolute discretion, except as otherwise provided herein.

         ss.9.17 NO REPRESENTATIONS REGARDING RENEWAL, ETC. Borrower acknowledges that Bank has not agreed with or represented to Borrower that the facility created hereby will be renewed or extended past the Commitment Termination Date or that any Advances will be made after the Commitment Termination Date.

         ss.9.18 NO THIRD-PARTY RELIANCE. This Agreement is solely for the benefit of Bank and Borrower and may not be relied on by any third party.

         ss.9.19 INDEMNIFICATION; LIMITATION OF LIABILITY. Borrower shall indemnify and hold harmless Bank and each of its affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of any Advance or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties or operations of Borrower, any Subsidiary or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost or expense results from such Indemnified Party's gross negligence or willful misconduct or willful breach of this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this ss.9.19 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower hereby waives and agrees not to assert any claim against Bank, any of its affiliates, or any of their respective directors, officers, employees, attorneys, agents and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of any Advance. To the extent that any of the indemnities required from Borrower under this ss.9.19 are unenforceable because they violate any Applicable Law or public policy, Borrower shall pay the maximum amount which it is permitted to pay under Applicable Law.

         ss.9.20 CONFIDENTIALITY. Borrower may have furnished and may in the future furnish to Bank certain information concerning Borrower and/or the Novogyne Joint Venture which Borrower has or will have advised Bank in writing is non-public, proprietary or confidential in nature ("Confidential Information"). Bank confirms to Borrower that it is Bank's policy and practice to maintain in confidence all Confidential Information which is provided to it under agreements providing for the extension of credit and which is identified to it as confidential, and that it will protect the confidentiality of Confidential Information submitted to it with respect to Borrower under this Agreement; provided, however, that (i) nothing contained herein shall prevent Bank or any assignee or participant from disclosing Confidential Information: A) to its Affiliates and their respective directors, officers and employees and to any legal counsel, auditors, appraisers, consultants or other persons retained by it or its Affiliates as professional advisors, on the condition that such information not be further disclosed except in compliance with this ss.9.20; B) under color of legal authority, including, without limitation, to any regulatory authority having jurisdiction over it or its operations or to or under the authority of any court deemed by it to be competent jurisdiction and C) to any actual or potential assignee of or participant in Bank's or such assignee's rights and obligations under this Agreement to the extent such actual or potential assignee or participant has agreed to maintain such information in confidence on the basis set forth in this ss.9.20 and ii) the terms of this ss.9.20 shall be inapplicable to any information furnished to it which is in its possession prior to the delivery to it of such information by Borrower, or otherwise has been obtained by it on a non-confidential basis, or which was or becomes available to the public or otherwise part of the public domain (other than as a result of Bank's failure or any prospective participant's or assignee's failure to abide hereby), or which was not non-public, proprietary or confidential when Borrower delivered it to Bank or any assignee.

         ss.9.21 JURY TRIAL WAIVER. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO ANY CLAIMS, CROSS CLAIMS OR THIRD PARTY CLAIMS) ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS TO WHICH EITHER IS A PARTY. BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK NOR BANK'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN A MATERIAL INDUCEMENT TO BANK TO ENTER INTO THIS AGREEMENT AND TO MAKE ADVANCES HEREUNDER.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date hereof.


Witnessed by:                            NOVEN PHARMACEUTICALS, INC.



/s/ Tim O'Neil                                  By: /s/ James B. Messiry
-----------------------------                      -----------------------------
    Captain Tim O'Neil                          Name:   James B. Messiry
-----------------------------                           ------------------------
                                                Title:  Vice President and Chief
-----------------------------                           ------------------------
                                                        Financial Officer
                                                        ------------------------



                                         SUNTRUST BANK



/s/ Diane O'Neil                                By: /s/ Jonathan D. Fisher
-----------------------------                      -----------------------------
    Diane O'Neil                                Name:   Jonathan D. Fisher
-----------------------------                           ------------------------
                                                Title:  Senior Vice President
-----------------------------                           ------------------------